Exhibit 23.2

KPMG Auditores Independentes

Rua do Passeio, 38 - Setor 2 - 17º andar - Centro

20021-290 - Rio de Janeiro/RJ - Brasil

Caixa Postal 2888 - CEP 20001-970 - Rio de Janeiro/RJ - Brasil

Telefone +55 (21) 2207-9400

kpmg.com.br

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Vale S.A.:

We consent to the use of our report dated April 18, 2019, with respect to the consolidated statement of income, comprehensive income, changes in equity and cash flows of Vale S.A. and its subsidiaries for the year ended December 31, 2018, and the related notes, which report appears in the December 31, 2020 annual report on Form 20-F of Vale S.A. incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ KPMG Auditores Independentes

Rio de Janeiro, Brazil
August 4, 2021